MasterBrand Reports Third Quarter 2023 Financial Results

•Net sales decreased 21.1% year-over-year to $677.3 million
•Net income increased 14.4% year-over-year to $59.7 million
•Adjusted EBITDA1 margin increased 153 basis points year-over-year to 16.2%
•Operating cash flow for the thirty-nine weeks ended September 24, 2023 was $336.5 million with free cash flow1 of $315.1 million
•Increases 2023 financial outlook

JASPER, Ind.--(BUSINESS WIRE)--November 7, 2023-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced third quarter 2023 financial results.

“We are pleased to report another solid quarter of financial performance. Demand was once again in line with our expectations, and our strategic initiatives continued to deliver adjusted EBITDA performance in advance of our estimates,” said Dave Banyard, President and Chief Executive Officer. “Our associates’ disciplined use of The MasterBrand Way, the cornerstone of our culture, has produced outsized margin performance this year, and is positioning us for growth in the future. We believe our culture and investments in strategic initiatives will allow us to outperform the market in the long term.”

Third Quarter 2023

Net sales were $677.3 million, compared to $858.4 million in the third quarter of 2022, primarily due to lower volumes, driven by softer end market demand. Gross profit was $237.5 million, compared to $264.9 million in the comparable period of the prior year. Gross profit margin increased 421 basis points to 35.1%, as the impact of volume declines were more than offset by lower material and freight costs, productivity, restructuring and restructuring-related savings, and discrete items in the quarter.

Net income was $59.7 million, compared to $52.2 million in the third quarter of 2022, primarily due to higher operating income, and lower income taxes, which were partially offset by higher interest expense of $15.3 million in the third quarter of 2023, related to bank debt issued in December 2022 at the time of our separation from Fortune Brands Home and Security. Diluted earnings per common share was $0.46, compared to pro forma diluted earnings per common share1 of $0.41 in the comparable period of the prior year.

Adjusted EBITDA1 was $109.8 million, compared to $126.0 million in the third quarter of 2022. Adjusted EBITDA1 margin increased 153 basis points to 16.2%, compared to 14.7% in the comparable period of the prior year.

Balance Sheet, Cash Flow and Share Repurchases

As of September 24, 2023, the Company had $122.5 million in cash and $480.2 million of availability under its revolving credit facility. Net debt1 was $585.0 million and net debt to adjusted EBITDA1 was 1.5 x.

Operating cash flow was $336.5 million for the thirty-nine weeks ended September 24, 2023, compared to $117.9 million in the prior year period. Free cash flow1 was $315.1 million for the thirty-nine weeks ended September 24, 2023, compared to $85.7 million in the same period of the prior year.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

During the third quarter of 2023, the Company repurchased approximately 943 thousand shares of common stock for $11.5 million under the Company’s stock repurchase program.

2023 Financial Outlook

The Company expects:

•Net sales year-over-year decline of mid teens percentage in the fourth quarter of 2023
•Adjusted EBITDA1,2 in the range of $370 million to $380 million, with related adjusted EBITDA margins1,2 of roughly 13.5 to 14.0 percent for the full year 2023

The Company is increasing the midpoint of its full-year adjusted EBITDA1 outlook by $20 million based on stronger than expected performance in the third quarter of 2023. This outlook includes the remaining insurance proceeds received related to the Company’s claim in the second quarter for damages resulting from the impact of a tornado at its Jackson, Georgia production facility. Net sales outlook remains unchanged for the remainder of the year as the Company continues to expect softer end market demand in 2023.

“Given our financial performance in the third quarter and continued operational excellence, we are raising our adjusted EBITDA1 and related margin outlook for the full year 2023,” said Andi Simon, Executive Vice President and Chief Financial Officer. “We are extremely pleased with the savings generated by our strategic initiatives to date, and we believe further investments can yield incremental savings in future periods.”

Conference Call Details

The Company will hold a live conference call and webcast at 4:30 p.m. ET today, November 7, 2023, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through November 21, 2023. To access the replay, please dial 877-660-6853 (U.S.) or 201-612-7415 (international). The replay passcode is 13741349. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures

To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2 - We have not provided a reconciliation of our fiscal 2023 adjusted EBITDA and adjusted EBITDA margin guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA and adjusted EBITDA margin. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted diluted earnings per share, free cash flow, and net debt, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted diluted earnings per share is a measure of our diluted earnings per share excluding non-operational results and special items. These non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, see the financial statement section of this earnings release for detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure. We have not provided a reconciliation of our fiscal 2023 adjusted EBITDA and adjusted EBITDA margin guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, with respect to gains and losses associated with our defined benefit plans and restructuring and other charges, which are excluded from adjusted EBITDA and adjusted EBITDA margin. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

About MasterBrand:

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 4,500 dealers, major retailers and builders. MasterBrand employs over 13,600 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.masterbrand.com.

Forward Looking Statements:

This Press Release contains “forward-looking statements” regarding business strategies, market potential, future financial performance, and other matters. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in our Form 10-K for the fiscal year ended December 25, 2022, our Form 10-Q for the fiscal quarter ended March 26, 2023, and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

◦Our ability to develop and expand our business;
◦Our anticipated financial resources and capital spending;
◦Our ability to manage costs;
◦The impact of our dependence on third parties with respect to sourcing our raw materials;
◦Our ability to accurately price our products;
◦Our anticipated future revenues and expectations of operational performance;
◦The effects of competition and consolidation of competitors in our industry;
◦Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
◦The effect of climate change and unpredictable seasonal and weather factors;
◦Failure to realize the anticipated benefits of the separation from Fortune Brands;
◦Conditions in the housing market in the United States and Canada;
◦The expected strength of our existing customers and consumers;
◦Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis;
◦Unfavorable or unexpected effects of the distribution and separation from Fortune Brands;
◦The effects of the COVID-19 pandemic or another public health crisis or other unexpected event; and
◦Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations:
Investorrelations@masterbrand.com

Media Contact:
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions, except per share amounts)	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022
NET SALES	$677.3	$858.4	$2,049.1	$2,491.1
Cost of products sold	439.8	593.5	1,370.8	1,765.6
GROSS PROFIT	237.5	264.9	678.3	725.5
Gross Profit Margin	35.1%	30.9%	33.1%	29.1%
Selling, general and administrative expenses	140.3	176.2	417.3	487.2
Amortization of intangible assets	3.6	4.4	11.6	13.2
Asset impairment charge	—	—	—	26.0
Restructuring charges	1.4	9.6	4.1	10.9
OPERATING INCOME	92.2	74.7	245.3	188.2
Related party interest income, net	—	(4.3)	—	(7.3)
Interest expense	15.3	—	49.9	—
Other (income) expense, net	(1.0)	0.7	(0.1)	1.5
INCOME BEFORE TAXES	77.9	78.3	195.5	194.0
Income tax expense	18.2	26.1	49.6	54.0
NET INCOME	$59.7	$52.2	$145.9	$140.0
Average Number of Shares of Common Stock Outstanding
Basic	127.6	128.0	128.1	128.0
Diluted	130.3	128.0	129.9	128.0
Earnings Per Common Share
Basic	$0.47	$0.41	$1.14	$1.09
Diluted	$0.46	$0.41	$1.12	$1.09

SUPPLEMENTAL INFORMATION - Quarter-to-date
(Unaudited)

	13 Weeks Ended
	September 24,	September 25,
(In millions, except per share amounts and percentages)	2023	2022
1. Reconciliation of Net Income to EBITDA to ADJUSTED EBITDA
Net income (GAAP)	$59.7	$52.2
Related party interest income, net	—	(4.3)
Interest expense	15.3	—
Income tax expense	18.2	26.1
Depreciation expense	11.9	13.6
Amortization expense	3.6	4.4
EBITDA (Non-GAAP Measure)	$108.7	$92.0
[1] Net cost savings as standalone company	—	16.7
[2] Separation costs	0.1	3.5
[3] Restructuring charges	1.4	9.6
[4] Restructuring-related (adjustments) charges	(0.4)	4.2
Adjusted EBITDA (Non-GAAP Measure)	$109.8	$126.0

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$59.7	$52.2
[1] Net cost savings as standalone company	—	16.7
[2] Separation costs	0.1	3.5
[3] Restructuring charges	1.4	9.6
[4] Restructuring-related (adjustments) charges	(0.4)	4.2
[6] Income tax impact of adjustments	(0.3)	(11.3)
Adjusted Net Income (Non-GAAP Measure)	$60.5	$74.9

3. Earnings per Share Summary
Diluted EPS (GAAP)	$0.46	$0.41
Impact of adjustments	$—	$0.17
Adjusted Diluted EPS (Non-GAAP Measure)	$0.46	$0.58

Weighted average diluted shares outstanding	130.3	128.0

4. Profit Margins
Net Sales	$677.3	$858.4
Gross Profit	$237.5	$264.9
Gross Profit Margin %	35.1%	30.9%
Adjusted EBITDA Margin %	16.2%	14.7%

SUPPLEMENTAL INFORMATION - Year-to-date
(Unaudited)

	39 Weeks Ended
	September 24,	September 25,
(In millions, except per share amounts and percentages)	2023	2022
1. Reconciliation of Net Income to EBITDA to ADJUSTED EBITDA
Net income (GAAP)	$145.9	$140.0
Related party interest income, net	—	(7.3)
Interest expense	49.9	—
Income tax expense	49.6	54.0
Depreciation expense	34.9	35.1
Amortization expense	11.6	13.2
EBITDA (Non-GAAP Measure)	$291.9	$235.0
[1] Net cost savings as standalone company	—	31.6
[2] Separation costs	2.3	3.7
[3] Restructuring charges	4.1	10.9
[4] Restructuring-related (adjustments) charges	(0.7)	6.4
[5] Asset impairment charge	—	26.0
Adjusted EBITDA (Non-GAAP Measure)	$297.6	$313.6

2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$145.9	$140.0
[1] Net cost savings as standalone company	—	31.6
[2] Separation costs	2.3	3.7
[3] Restructuring charges	4.1	10.9
[4] Restructuring-related (adjustments) charges	(0.7)	6.4
[5] Asset impairment charge	—	26.0
[6] Income tax impact of adjustments	(1.4)	(21.9)
Adjusted Net Income (Non-GAAP Measure)	$150.2	$196.7

3. Earnings per Share Summary
Diluted EPS (GAAP)	$1.12	$1.09
Impact of adjustments	$0.04	$0.45
Adjusted Diluted EPS (Non-GAAP Measure)	$1.16	$1.54

Weighted average diluted shares outstanding	129.9	128.0

4. Profit Margins
Net Sales	$2,049.1	$2,491.1
Gross Profit	$678.3	$725.5
Gross Profit Margin %	33.1%	29.1%
Adjusted EBITDA Margin %	14.5%	12.6%

TICK LEGEND:

[1] Prior to the separation from Fortune Brands in Q4 2022, our historical consolidated financial statements included expense allocations for certain corporate functions performed on our behalf by Fortune Brands, including information technology, finance, executive, human resources, supply chain, internal audit and legal services. As a standalone public company, we expect that the costs we incur on a standalone basis for such expenses previously allocated to us by Fortune Brands and new costs relating to our public company reporting and compliance obligations will be less than the expense allocations from Fortune Brands within our historical financial statements.

The costs of MasterBrand we plan to incur are based on our expected organizational structure and expected cost structure as a standalone company. In order to determine the impact of the synergies and dissynergies, MasterBrand prepared a detailed assessment of personnel costs based on the estimated resources and associated costs required as a baseline to stand up MasterBrand as a standalone company.

In addition to personnel costs, estimated nonpersonnel third party support costs in each function were considered, which included business support functions and corporate overhead charges previously shared with Fortune Brands. Estimated non personnel third party support costs were determined by estimating third party spend in each function, and include the costs associated with outside services supporting information technology, finance, executive, human resources, supply chain, internal audit and legal services. This process was used by all functions resulting in expected net cost savings when compared to the corporate allocations from Fortune Brands included in the historical financial statements.

[2] Separation costs represent one-time costs incurred directly by MasterBrand related to the separation from Fortune Brands.

[3] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for the periods presented are comprised primarily of workforce reduction costs.

[4] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories from exiting product lines, accelerated depreciation expense, and gains/losses on the sale of facilities closed as a result of restructuring actions. Restructuring-related adjustments are recoveries of previously recorded restructuring-related charges resulting from changes in estimates of accruals recorded in prior periods. Restructuring-related charges/(adjustments) for the periods presented are related primarily to the reserves for losses on disposal of inventories.

[5] The thirty-nine weeks ended September 25, 2022, includes a $26.0 million pre-tax impairment charge related to the impairment of an indefinite lived trade name.

[6] In order to calculate Adjusted Net Income, each of the items described in Items [1] - [5] above were tax effected based upon the effective tax rates for the respective periods. The effective tax rate was calculated by dividing income tax expense by income before taxes for the respective periods.

	13 Weeks Ended		39 Weeks Ended
	September 24,	September 25,	September 24,	September 25,
(In millions, except percentages)	2023	2022	2023	2022
Income taxes (a)	$18.2	$26.1	$49.6	$54.0
Income before taxes (b)	77.9	78.3	195.5	194.0
Effective income tax rate (a)/(b)	23.4%	33.3%	25.4%	27.8%

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 24,	September 25,
(In millions)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$122.5	$134.0
Accounts receivable, net	233.6	326.0
Inventories	269.4	416.2
Other current assets	58.5	64.5
TOTAL CURRENT ASSETS	684.0	940.7
Property, plant and equipment, net	341.5	341.2
Operating lease right-of-use assets, net	61.6	55.2
Goodwill	924.6	924.3
Other intangible assets, net	338.5	374.3
Related party receivable	—	624.2
Other assets	28.1	18.2
TOTAL ASSETS	$2,378.3	$3,278.1
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$179.7	$209.9
Current portion of long-term debt	8.2	—
Current operating lease liabilities	15.4	14.1
Other current liabilities	164.6	171.4
TOTAL CURRENT LIABILITIES	367.9	395.4
Long-term debt	699.3	—
Deferred income taxes	84.2	98.2
Pension and other postretirement plan liabilities	12.1	7.6
Operating lease liabilities	48.4	43.3
Related party payable	—	19.5
Other non-current liabilities	9.9	9.4
TOTAL LIABILITIES	1,221.8	573.4
Stockholders' equity	1,156.5	2,704.7
TOTAL EQUITY	1,156.5	2,704.7
TOTAL LIABILITIES AND EQUITY	$2,378.3	$3,278.1

Reconciliation of Net Debt
Current portion of long-term debt	$8.2
Long-term debt	699.3
LESS: Cash and cash equivalents	(122.5)
Net Debt	$585.0
Adjusted EBITDA for FY2022	411.4
LESS: Adjusted EBITDA for 39 weeks ended September 25, 2022	313.6
PLUS: Adjusted EBITDA for 39 weeks ended September 24, 2023	297.6
Adjusted EBITDA (52 Weeks)	$395.4
Net Debt to Adjusted EBITDA	1.5 x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	39 Weeks Ended
	September 24,	September 25,
(In millions)	2023	2022
OPERATING ACTIVITIES
Net income	$145.9	$140.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34.9	35.1
Amortization of intangibles	11.6	13.2
Restructuring charges, net of cash payments	(13.9)	7.3
Amortization of finance fees	1.7	—
Stock-based compensation	13.2	8.1
Asset impairment charge	—	26.0
Changes in operating assets and liabilities:
Accounts receivable	60.1	(22.9)
Inventories	103.9	(113.1)
Other current assets	6.9	11.9
Accounts payable	(42.8)	6.8
Accrued expenses and other current liabilities	9.2	24.5
Other items	5.8	(19.0)
NET CASH PROVIDED BY OPERATING ACTIVITIES	336.5	117.9
INVESTING ACTIVITIES
Capital expenditures	(21.4)	(32.2)
Proceeds from the disposition of assets	0.3	—
NET CASH USED IN INVESTING ACTIVITIES	(21.1)	(32.2)
FINANCING ACTIVITIES
Issuance of long-term and short-term debt	55.0	—
Repayments of long-term and short-term debt	(327.5)	—
Repurchase of common stock	(15.6)	—
Payments of employee taxes withheld from share-based awards	(3.0)	—
Repayment of finance leases	(1.0)	(0.6)
Related party borrowings	—	2,224.2
Related party repayments	—	(2,424.1)
Net contributions from Fortune Brands	—	113.2
NET CASH USED IN FINANCING ACTIVITIES	(292.1)	(87.3)
Effect of foreign exchange rate changes on cash and cash equivalents	(1.9)	(5.8)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$21.4	$(7.4)
Cash and cash equivalents at beginning of period	$101.1	$141.4
Cash and cash equivalents at end of period	$122.5	$134.0

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$336.5	$117.9
Less: Capital expenditures	(21.4)	(32.2)
Free cash flow	$315.1	$85.7